Exhibit 99.B(h)

First Amendment

TO

SUB-ADMINISTRATION AND

SUB-FUND ACCOUNTING AGREEMENT

WHEREAS, Bisys Fund Services Ohio, Inc. (“BISYS”) and Victory Capital Management Inc. (“VCM”) entered into a Sub-Administration And Sub-Fund Accounting Agreement as of July 1, 2006 (the “Agreement”); and

WHEREAS, BISYS and VCM wish to amend the Agreement effective October 1, 2006, with respect to certain provisions applicable to how certain payments will be made to BISYS;

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows, effective October 1, 2006:

1.                                       The first sentence of Section 3 of the Agreement is restated to read as follows:

BISYS shall bear its own expenses in connection with the performance of its duties and responsibilities hereunder, except as provided herein; provided, however, that the Trusts shall, after review by VCM, reimburse BISYS for its reasonable travel and related expenses incurred in attending meetings of the Boards of Trustees of the Trusts (the “Boards”) in its capacity as sub-administrator and sub-fund accountant.

2.                                       In Schedule C to the Agreement, the introductory clause (a) under the heading “Reimbursed Expenses and Additional Fees” is restated to read as follows:

(a)                                  In addition to the above Fees, BISYS will be reimbursed for reasonable out of pocket expenses incurred by it in providing the Services, including without limitation:

3.                                       In Schedule C to the Agreement, a new clause (c) is added under the heading”Reimbursed Expenses and Additional Fees” to read as follows:

(c)          All reimbursements and fees payable under Sections (a) and (b) above shall be invoiced to and paid directly by either VCM or the Trust to which the expense or fee applies, as appropriate, provided that a copy of any invoice to a Trust will be subject to review and approval by VCM.

4.                                       In all other respects, the Agreement is hereby ratified confirmed and continued.

IN WITNESS, WHEREOF, the parties have caused their duly authorized offices to execute this First Amendment as of the day and year first above written.

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ Michael Policarpo

Name:	Michael Policarpo

Title:	Managing Director, Product & Fund Administration

BISYS FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff

Name:	Fred Naddaff

Title:	President